The following statement was made by The Topps Company, Inc. in response to requests by the news media for comment:

"The Topps Board of Directors and management team are comprised of seasoned industry veterans who are committed to enhancing shareholder value. Since last September, Topps has been aggressively implementing a number of value-creating initiatives that include the introduction of new products, enhanced marketing programs and strategic licensing arrangements. Topps has also restructured the organization, implemented overhead reduction and margin improvement programs and strengthened its management team with strategic hires. The Board is confident that continued execution of Topps' strategic plan will deliver significant value to the Company's shareholders."

About Topps

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit http://www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

Important Additional Information Will Be Filed with the SEC
TOPPS STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain free copies of the these proxy statements through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of these proxy statements from Topps by contacting Corporate Secretary, c/o The Topps Company, Inc., One Whitehall Street, New York, NY 10004.

Topps, its directors and named executive officers are participants in a solicitation of the Topps Company Inc.'s security holders in connection with its 2006 Annual Meeting of Stockholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company's preliminary proxy statement dated May 11, 2006, as such information may be supplemented by the Company's definitive proxy statement when it is filed with the SEC.